EXHIBIT 3.8

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:36 PM 12/28/2005
FILED 01:36 PM 12/28/2005
SRV 051066649 — 2033004 FILE
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
NTN COMMUNICATIONS, INC.
          Andy Wrobel hereby certifies as follows:
          1.      He is the duly appointed and acting Chief Financial Officer and Secretary of NTN Communications, Inc., a Delaware corporation.
          2.      The first sentence of Article I of the Restated Certificate of Incorporation of this corporation is hereby amended to read in its entirety as follows:
“The name of the corporation (the “Corporation”) is NTN Buzztime, Inc.”
          3.      The foregoing amendment of the Restated Certificate of Incorporation of this corporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law effective January 1, 2006.
          NTN Communications, Inc. has caused this Certificate of Amendment to Restated Certificate of Incorporation to be signed by Andy Wrobel, its authorized officer, this 28th day of December, 2005.

By:	/s/ Andy Wrobel
Andy Wrobel
Chief Financial Officer and Secretary